UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2008

Santa Lucia Bancorp

(Exact name of Registrant as specified in its charter)

California	000-51901	35-2267934
(State or other jurisdiction	(File number)	(I.R.S. Employer
of incorporation)		Identification No.)

7480 El Camino Real, Atascadero, CA		93422
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code  (805) 466-7087

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On December 17, 2008, the board of directors of Santa Lucia Bank (the “Bank”), the wholly owned subsidiary of Santa Lucia Bancorp (“Company”) (OTCBB: SLBA.OB), adopted various amendments and new agreements concerning existing salary continuation benefits for its Chief Executive Officer, Larry Putnam, President, Chief Operations Officer and Chief Financial Officer, John Hansen, and Executive Vice President and Chief Credit Officer, James Cowan.  All such changes were made in an effort to bring such benefits into compliance with Internal Revenue Code 409A.  At the same time, the Bank also entered into amended and restated director retirement agreements with its board members.  A general description of the amendments and new agreements follows.

The Bank entered into two different amended and restated agreements with each of its directors, titled the First Amended and Restated Deferred Fee Agreement and the First Amended and Restated Santa Lucia Bank Director Retirement Agreement.  None of the benefits payable under the agreements was materially modified from the prior agreements, which were amended and restated in their entirety.  The amended and restated agreements were entered into to bring such agreements into compliance with Internal Revenue Code section 409A.

The Bank entered into First Amended and Restated Santa Lucia Bank Salary Continuation Agreements with three Messrs. Putnam, Hansen and Cowan.  None of the benefits payable under the agreements was materially modified from the prior agreements, which were amended and restated in their entirety.  The amended and restated agreements were entered into to bring such agreements into compliance with Internal Revenue Code section 409A.

The Bank entered into Santa Lucia Bank Salary Continuation Agreements with Messrs. Putnam and Hansen.  These two agreements represented additional retirement benefits for each officer.  These two agreements represented additional retirement benefits for each officer that were added by amendment to existing agreements last year, but for accounting reasons were separated into their own agreements this year.  Mr. Putnam’s agreement provides an annual benefit of $20,000 paid monthly for the shorter of fifteen (15) years or until Mr. Putnam’s death if Mr. Putnam retires from employment with the Bank after the age of sixty five (65).  In addition, if Mr. Putnam retires before he reaches the age of sixty five (65), the annual benefit received by Mr. Putnam is reduced depending on the date of such retirement, with such reduced annual amount paid to Mr. Putnam over a period of fifteen (15) years, or until his death, whichever is longer.  The agreement also provides that if Mr. Putnam dies while still employed by the Bank his beneficiary shall be entitled to an annual benefit of $20,000 paid monthly for a period of fifteen 15 years.  If Mr. Putnam is terminated by the Bank for cause, he receives no benefits whatsoever under the agreement.

Mr. Hansen’s agreement provides for an annual benefit of $45,000 paid monthly for the shorter of fifteen (15) years or until Mr. Hansen’s death if Mr. Hansen retires from employment with the Bank after the age of seventy (70).  In addition, if Mr. Hansen retires before he reaches the age of seventy (70), he is entitled to his “accrued liability balance,” which is the balance accrued by the Bank to fund the future benefit for Mr. Hansen associated with the agreement.  This accrued liability balance will be paid out to Mr. Hansen monthly over a period of fifteen (15) years.  If Mr. Hansen dies while still employed by the Bank his beneficiary shall be entitled to an annual benefit of $45,000 paid monthly for a period of fifteen 15 years.  If Mr. Hansen is terminated by the Bank for cause, he receives no benefits whatsoever under the agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2008	SANTA LUCIA BANCORP

	By:	/s/ Larry H. Putnam
Larry H. Putnam
President & CEO